EXHIBIT 3

                              OPERATING AGREEMENT

                                     OF

                            ADVANCED - DYNAMIC, LLC

<PAGE 112>

                                     i


                              TABLE OF CONTENTS
                                     TO
                             OPERATING AGREEMENT
                                     OF
                             ADVANCED-DYNAMIC, LLC


ARTICLE I               DEFINITIONS                                       1
   1.1                  Definitions of Certain Terms                      1
   1.2                  Other Definitions                                 7

ARTICLE II              FORMATION                                         7
   2.1                  Formation                                         7
   2.2                  Name                                              7
   2.3                  Articles of Organization                          8
   2.4                  Principal Executive & Registered Office           8
   2.5                  Perpetual Existence                               8
   2.6                  Nature of Member's Interest                       8
   2.7                  No Certificates Evidencing Interests in Company	  8
   2.8                  Registered Agent                                  8
   2.9                  Filings                                           8
   2.10                 Status of Company for Tax Purposes                8

ARTICLE III             PURPOSE & POWERS                                  9
   3.1                  Purpose                                           9
   3.2                  Powers                                            9

ARTICLE IV              CAPITAL                                           9
   4.1                  Units                                             9
   4.2                  Capital Contributions                             9
   4.3                  Membership Interests                             10
   4.4                  No Interest On or Right to Withdraw Capital      10
   4.5                  Capital Accounts                                 10

ARTICLE V               PROFITS, LOSSES & CASH FLOW                      10
   5.1                  Allocation of Profits                            10
   5.2                  Allocation of Losses                             10
   5.3                  Special Allocations                              11
   5.4                  Curative Allocations                             13
   5.5                  Other Allocation Rules                           14
   5.6                  Tax Allocations: Code Section 704(c)             14
   5.7                  Allocations with Respect to Transferred Interests14
   5.9                  Distributions                                    16
   5.10                 Assignment                                       17

ARTICLE VI              MANAGEMENT                                       18
   6.1                  Management of Company                            18
   6.2                  Administration of the Company by the Managers    18
   6.3                  Duties and Powers of the Chief Manager           18
   6.4                  Day to Day Management                            18
      6.4.1             Standard of Management Services                  18
      6.4.2             Consideration                                    19


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                                   ii

      6.4.3             Key Management Decisions                         19
      6.4.4             Coordination of Management and
                          Operational Activities                         19
      6.4.5             Agency                                           19
      6.4.6             Indemnification                                  19
      6.4.7             Advanced Subsidiaries Operations                 20
   6.5                  Duties and Powers of the Vice Manager            20
   6.6                  Duties and Powers of the Secretary               20
   6.7                  Duties and Powers of the Treasurer               20
   6.8                  Direction and Approval by Members                20
   6.9                  Election, Withdrawal and Removal of Managers     20
   6.10                 Compensation of Managers                         21
   6.11                 Standard of Conduct                              21
   6.12                 Action of Members                                21
   6.13                 Liability of Managers and Employees              22
   6.14                 Consent of Members to Certain Actions            22
   6.15                 Additional Duties and Obligations of the Managers23
   6.16                 Limitations on Distributions                     23

ARTICLE VII	            MEMBER MEETINGS, VOTING RIGHTS & OTHER ACTIVITIES24
   7.1                  Annual Meeting                                   24
   7.2                  Calling Meetings and Notice                      24
   7.3                  Quorum Requirements for Meetings                 25
   7.4                  Voting                                           25
   7.5                  Action Without a Meeting                         25

ARTICLE VIII            INDEMNIFICATION AND ELIMINATION OF LIABILITY     26
   8.1                  Indemnification of Managers, Employees and Agents26
   8.2                  Elimination of Liability                         27

ARTICLE IX              FISCAL MATTERS                                   27
   9.1                  Books and Records                                27
   9.2                  Fiscal Year                                      27
   9.3                  Financial Statements                             27
   9.4                  Income Tax Reports                               27
   9.5                  Bank Accounts                                    27
   9.6                  Tax Matters Partner                              27
   9.7                  Tax Election Under Code Section 754              28

ARTICLE X               TERMINATION & ADMISSION OF MEMBERS               28
   10.1                 No Right to Withdraw                             28
   10.2                 Expulsion                                        28
   10.3                 Termination of Membership Interest               28
   10.4                 Admission of New Members Upon Issuance
                          of Additional Units                            29
   10.5                 No Preemptive Rights                             29

ARTICLE XI              TRANSFERS OF INTERESTS IN THE COMPANY            29
   11.1                 Required Consent to Transfer                     29
   11.2                 Certain Permitted Transfers of Financial Rights  30
   11.3                 Right of First Refusal                           30
   11.4                 No Termination of Company for Tax Purposes       30

ARTICLE XII             DISSOLUTION, TERMINATION & WINDING UP            31


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   12.1                 Dissolution of Company                           31
   12.2                 Winding  Up  Affairs  on  Dissolution            31
   12.3                 Distribution Upon Pre-Merger Dissolution         31
   12.4                 Distribution Upon Post-Merger Dissolution        32
   12.5                 Waiver of Right to Partition and Decree
                          of Dissolution                                 32

ARTICLE XIII            GENERAL PROVISIONS                               33
   13.1                 Notices                                          33
   13.2                 Integration                                      33
   13.3                 Governing Law                                    33
   13.4                 Severability                                     33
   13.5                 Binding Effect                                   33
   13.6                 Terminology                                      33
   13.7                 Amendment                                        34
   13.8                 Waivers                                          34
   13.9                 Confidentiality                                  34
   13.10                No Third Party Beneficiaries                     34


<PAGE 115>

                                1


                        OPERATING AGREEMENT

                               OF

                      ADVANCED - DYNAMIC, LLC
_______________________________________________________________


BY THIS OPERATING AGREEMENT made and entered into as of this 30th day of March, 1999 by and between Dynamic Associates, Inc. ("Dynamic") and ACS2, Inc. ("ACS2") (together, the "Members"), being all of the current members of Advanced-Dynamic, LLC (the "Company"), the Members represent and agree as follows:

                                ARTICLE I
                               DEFINITIONS

     1.1 Definitions of Certain Terms. As used in this Agreement, the following terms shall have the indicated meanings.
       1.1.1  "Act" shall mean Chapter 86 of the Nevada
Revised Statutes in effect on the date hereof and as it may be amended hereafter.
       1.1.2  [Omitted].
       1.1.3  "Advanced Subsidiaries" means Pain Care, Inc.,
Pain Care of Florida, Inc., Pain Care of Kentucky, Inc., Pain Care of Georgia, Inc., Pain Care of Tennessee, Pain Care of Texas,
Inc., New Day, Inc., NDA of Alabama, Inc., NDA of Texas, Inc., and ACS/Managed Care Systems, Inc.
       1.1.4 "Agreement" means this Operating Agreement of Advanced-Dynamic, LLC, as it may be hereafter amended, modified or restated.
       1.1.5 "Articles" means the Articles of Organization of Advanced-Dynamic, LLC, filed with the Nevada Secretary of State on March 22, 1999.
       1.1.6 "Capital Account" means, with respect to each holder of Financial Rights, the Capital Account maintained for such person in accordance with the following provisions:
         1.1.6.1 To the Capital Account of each holder of Financial Rights there shall be credited such person's Capital Contributions and distributive share of Profits and any items in the nature of income or gain that are specially allocated to such person pursuant to section 5.3 or

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                                  2

5.4 hereof, and the amount of any Company liabilities assumed by such person or that are secured by any Company property
distributed to such person.
         1.1.6.2  To the Capital Account of each holder of
Financial Rights there shall be debited the amount of cash and the
Gross Asset Value of any Company property distributed to such person pursuant to any provision of this Agreement, such person's distributive share of Losses and any items in the nature of deductions or losses that are specially allocated to such person pursuant to section 5.3 or 5.4 hereof, and the amount of any liabilities of such person assumed by the Company or that are secured by any property contributed by such person to the Company.
         1.1.6.3	In the event of an assignment of a
Membership Interest or Financial Rights that is permitted by this Agreement, the assignee shall succeed to the Capital Account of The transferor in accordance with Regulations section 1.704-
1(b)(2)(iv) to the extent such Capital Account relates to the transferred Membership Interest or Financial Rights; provided, however, no such assignment shall, in and of itself, relieve the transferor of any obligation to the Company, including, but not limited to, any obligation of such transferor to contribute to the capital of the Company.
         1.1.6.4  In determining the amount of any
liability for purposes of sections 1.1.6.1 and 1.1.6.2 hereof, there shall be taken into account Code section 752(c) and any other applicable provisions of the Code and Regulations.
     The foregoing provisions of section 1.1.6 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Members determine that it is prudent to modify the manner in which Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property, or that are assumed by the Company or holders of Financial Rights), are computed in order to comply with such Regulations, the Members may make such modification, provided it is not likely to have a material effect on the amounts distributable to any holder of Financial Rights pursuant to section 5.9, upon the dissolution of the Company, or upon the termination of such person's interest in the Company. The Members also shall make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the holders of Financial Rights and the amount of Company capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Regulations

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                                 3

section 1.704-1(b)(2)(iv)(q), and any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations section 1.704-1(b).
       1.1.7 "Capital Contribution" means, with respect to any holder of Financial Rights, the amount of money and the initial Gross Asset Value of any property (other than money) contributed at any time to the Company with respect to such person's interest in the Company.
       1.1.8  "Cash Flow" means the Company's taxable
income for Federal income tax purposes, increased by (i) amortization, depreciation and other non-cash charges taken into account in computing taxable income, (ii) any nontaxable income or proceeds from any refinancing of the Company's indebtedness (other than Capital Contributions), and (iii) the net proceeds from the sale of any of the Company's assets, and decreased by (iv) principal payments on Company debts, (v) any other cash expenditures that have not been deducted in determining the Company's taxable income, and (vi) any amount the Members determine to be reasonably required to maintain sufficient working capital and reasonable reserves for operating expenses and capital expenditures. Cash Flow shall be determined separately for each fiscal year and not cumulatively.
       1.1.9  "Code" means the Internal Revenue Code of
1986, as hereafter amended from time to time. All references herein to sections of the Code shall include references to any corresponding successor provision or provisions.
1.1.10  "Company" means Advanced-Dynamic, LLC, the
Nevada limited liability company to which this Agreement relates.
1.1.11  "Contribution Agreement" means that certain
Capital Contribution Agreement dated as of March 30, 1999 among
Dynamic, ACS2, Advanced Clinical Systems, Inc. and the Company.
1.1.12 "Depreciation" means, for each fiscal year or other shorter period of the Company, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the Federal income tax depreciation, amortization or other cost recovery deduction for such fiscal year or other period bears to such beginning adjusted tax basis; provided, however, if the Federal income tax deduction, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Members.


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                                4

       1.1.13  "Dynamic Subsidiaries" means Genesis Health
Care Management Corporation and Geriatric Care Centers of
American, Inc.
       1.1.14 "Financial Rights" means the rights of each Member (or assignee thereof) to share in profits, losses and distributions of the Company, to receive interim and liquidating distributions of the Company, and to assign such rights in accordance with the terms of this Agreement.
       1.1.15 "Governance Rights" means the rights of each Member to vote on one or more matters as herein specified or otherwise required under the Act and all of each Member's rights as a member in the Company other than Financial Rights and the right to assign Financial Rights.
       1.1.16 "Gross Asset Value" means, with respect to any asset of the Company, the asset's adjusted basis for Federal income tax purposes, except as follows:
         1.1.16.1  The initial Gross Asset Value of any
asset contributed to the Company by a Member or holder of Financial Rights shall be the gross fair market value of such asset, as agreed upon by the person making such contribution and the Company;
         1.1.16.2  The Gross Asset Values of all Company
assets shall be adjusted to equal their respective gross fair market values, as determined by the Members, as of the following times:
           1.1.16.2.1  The acquisition of an
additional interest in the Company by any person in exchange for more than a de minimis Capital Contribution to the Company if the Members reasonably determine that such an adjustment is necessary or appropriate to reflect the relative economic interests of the holders of Financial Rights;
           1.1.16.2.2  The distribution by the Company
to a holder of Financial Rights of more than a de minimis amount of property as consideration for an interest in the Company if the Members reasonably determine that such an adjustment is necessary or appropriate to reflect the relative economic interests of the holders of Financial Rights; and
          1.1.16.2.3  The liquidation of the Company
within the meaning of Regulations section 1.704-1(b) (2) (ii)
(g).
         1.1.16.3  The Gross Asset Value of any Company
asset distributed to any holder of Financial Rights shall be the gross fair market value of such asset on the date of distribution, as agreed upon by the person to whom the asset is distributed and the Company; and


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                                  5

         1.1.16.4 The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code section 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations section 1.704-1(b) (2) (iv) (m) and section 5.3.7 hereof;
provided, however, that Gross Asset Values shall not be adjusted pursuant to this section 1.1.16.4 to the extent the Members determine that an adjustment pursuant to section 1.1.16.2 above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this section 1.1.16.4.
       If the Gross Asset Value of an asset has been determined or adjusted pursuant to sections 1.1.16.1, 1.1.16.2 or 1.1.16.4 above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits or Losses.
       1.1.17 "Managers" means, collectively, and "Manager" means, individually, Kevin Lee, Andrew Miller, Jan Wallace, and
Clay Deardorf, and those additional and substitute persons who may be elected from time to time by the Members to manager the administrative affairs of the Company pursuant to the provisions of this Agreement.
       1.1.18 "Members" means those persons identified on Exhibit A attached hereto, together with any additional persons admitted as Members pursuant to the provisions of this Agreement.
No person shall be a Member unless he or she possesses some
Governance Rights. The term "Member" means any one of such persons.
       1.1.19 "Membership Interest" means each Member's interest in the Company, consisting of (i) Financial Rights, (ii)
Governance Rights, and (iii) rights to assign either Financial
Rights and Governance Rights or both. If a Member has assigned some or all of such Member's Financial Rights, then "Membership
Interest" means, with respect to such Member, (i)  such Member's
Governance Rights, (ii) such Member's right to assign such Governance Rights, (iii) any remaining Financial Rights of such
Member, and (iv) such Member's right to assign any such remaining
Financial Rights.
       1.1.20  "Merger Agreement" means that certain
Agreement and Plan of Merger entered into among Dynamic, ACS2, Advanced Clinical Systems, Inc., Dynamic Acquisition Corporation
("DAC"), and the Company contemporaneously with the Contribution
Agreement.
        1.1.21 "Percentage Financial Interest" means the interest of each Member or holder of Financial Rights obtained by converting to a percentage the fraction having as its numerator


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                                  6

the number of Units, for Financial Rights purposes, held by such Member or holder of Financial Rights and having as its denominator the aggregate number of Units, for Financial Rights purposes, held by all Members and holders of Financial Rights at the time. The initial Percentage Financial Interest of each Member is set forth opposite such Member's name on Exhibit A attached hereto.
       1.1.22  [Omitted].
       1.1.23 "Profits or Losses" shall mean, for each fiscal year or other shorter period of the Company, an amount equal to the Company's Federal taxable income or loss for such year or period, determined in accordance with Code section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
         1.1.23.1 Any income of the Company that is exempt from Federal income taxation and not otherwise taken into account in computing Profits or Losses pursuant to this section 1.1.23 shall be added to such taxable income or loss;
         1.1.23.2 Any expenditures of the Company described in Code section 705(a)(2)(B) or treated as Code section
705(a)(2)(B) expenditures pursuant to Regulations section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to this section 1.1.23 shall be subtracted from such taxable income or loss;
         1.1.23.3 In the event the Gross Asset Value of any Company asset is adjusted pursuant to section 1.1.16.3 or 1.1.16.4 hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;
         1.1.23.4  Gain or loss resulting from any
disposition of Company property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;
         1.1.23.5  In lieu of the depreciation,
amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other shorter period, computed in accordance with section 1.1.12 hereof; and
         1.1.23.6  To the extent an adjustment to the
adjusted tax basis of any Company asset pursuant to Code section
734(b) or 743(b) is required pursuant to Regulations section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a

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distribution other than in liquidation
of a holder of Financial Rights' interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and
         1.1.23.7  Notwithstanding any other provision of
this section 1.1.23, any items that are specially allocated
pursuant to section 5.3 or 5.4 hereof shall not be taken into account in computing Profits or Losses.
       1.1.24  "Regulations" means the regulations
promulgated by the United States Department of the Treasury
pursuant to and in respect of the Code.  All references herein to sections of the Regulations shall include any corresponding
provision or provisions of succeeding, substitute, proposed or final Regulations.
     1.2  Other Definitions.    Capitalized terms used in this
Agreement not otherwise defined in this Article I shall have the meanings given to them elsewhere herein. Certain definitions relating to the allocation of Profits or Losses are found in section 5.8.

                           ARTICLE II
                            FORMATION


     2.1 Formation. The Members hereby acknowledge the formation of Advanced-Dynamic, LLC, as a Nevada limited liability company effective upon the filing of the Company's Articles with the Secretary of State of Nevada on March 22, 1999. The Members shall immediately, and from time to time hereafter, execute all documents and do all filing, recording, and other acts as may be required to comply with the operation of the Company under the Act.
     2.2 Name. The name of the Company is Advanced-Dynamic LLC. The Company shall conduct its business under said name or may adopt and conduct its business under such other name or assumed or trade name permitted under the Act as the Members may designate from time to time. The Company shall execute and cause to be filed any and all documents, including assumed or fictitious name certificates, as may be required to conduct business in Nevada and other states or jurisdictions in which the Company does business to enable the Company to lawfully transact business in such jurisdiction under such name.


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     2.3  Articles of Organization. The Articles, as in effect on the date of this Agreement, are hereby adopted and ratified by the Members. In the event of a conflict between the terms of this Agreement and those of the Articles, the terms of the Articles shall prevail.
     2.4 Principal Executive & Registered Office. The principal executive office of the Company shall be located at 49 Music
Square, West, Suite 502, Nashville, Tennessee 37203-3272 or at such other place as the Members shall mutually determine in their sole discretion.
     2.5 Perpetual Existence. The Company shall be deemed to have commenced upon the filing of the Articles and shall continue in perpetuity until the Company's existence is terminated in accordance with this Agreement or the Act.
     2.6  Nature of Member's Interest.  The interest in the
Company of each Member (and all assignees thereof) shall be personal property. All real and personal property owned by the Company shall be owned by the Company as an entity in the Company's name.
No Member or holder of Financial Rights, as such, shall own any interest in specific Company property.
     2.7  No Certificates Evidencing Interests in Company.  The
Company shall have no authority to issue certificates evidencing Membership Interests, Governance Rights or Financial Rights in the Company. The Company shall, at the request of any Member, provide the written statement describing the interest of such Member to which such Member is entitled.
     2.8 Registered Agent. The name and business address of the agent for service of process for the Company is Michael A. Cane, 101 Convention Center Drive., Las Vegas, Nevada 89109, or such other person as the Members shall mutually appoint from time to time.
     2.9 Filings. The Company shall execute and cause to be filed such certificates and documents required by Nevada and any state or other jurisdiction in which the Company engages in business. The Company shall take any and all other actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of Nevada and in any state or other jurisdiction in which the Company engages in business, and the Company shall execute and file for public record the Articles, and any and all amendments thereto, and other filings in all places and at such times as required by the Act or other applicable law necessary for the continuation of, or the transaction of any, business by the Company.
     2.10 Status of Company for Tax Purposes. The Members intend that the Company be classified as a partnership for Federal income tax purposes. The Members shall be under a continuing obligation to perform their duties and responsibilities under this Agreement in light of such intention, and the Company shall do any and all things and acts necessary or appropriate to

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                                  9

maintain such classification. The Members also intend that the Company not be classified as a partnership for purposes of Section 3030 of the Federal Bankruptcy Code. No Member shall take any action inconsistent with this express intent of the Members.

                            ARTICLE III
                         PURPOSE & POWERS

     3.1 Purpose. The Company has been formed to engage in the business of health care management and any other lawful activity incident to such purpose, and, upon the unanimous affirmative vote of the Members, to engage in any other lawful business, act or activity in which a limited liability company may engage under the Act.
     3.2 Powers. In furtherance of its purpose, the Company shall have full power and authority to do all things necessary or desirable to accomplish its purpose and carry on its business as permitted by applicable law and shall have all powers and authority granted to limited liability companies under the Act.

                           ARTICLE IV
                            CAPITAL

     4.1 Units. Membership Interests in the Company shall be denominated in "Units," or fractions thereof. For Governance
Rights purposes, each full Unit entitles the Member holding such Unit to one (1) vote on all matters to which such Member is entitled to vote and each fractional Unit entitles the Member holding such fractional Unit to an equivalent fractional vote.
For purposes of assigning Financial Rights and/or Governance Rights, each Unit may be severed and/or divided into fractional portions as applicable.
     4.2 Capital Contributions. At the closing of the Contribution Agreement and as contemplated therein, the Members shall contribute the Advanced Subsidiaries and Dynamic
Subsidiaries, respectively, to the capital of the Company in consideration of the Units set forth in section 4.3. Additional Units may be issued at such time, for such Capital Contributions, and upon such other terms and conditions as the Members shall, in their discretion, determine by the unanimous vote of the members. Additional Capital Contributions will not be required of the Members.


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                                 10

     Each Member will execute all assignments and documents of transfer as required to give effect to the Capital Contributions required by this Agreement.
     4.3 Membership Interests. There shall be Two Hundred (200) Units authorized for distribution from the Company. As of the date of this Agreement, each of Dynamic and ACS2 have been issued one
(1) Unit. Upon completion of the Capital Contributions of each of ACS2 and Dynamic as set forth in Section 4.2 of this Agreement, each of Dynamic and ACS2 will be issued an additional ninety-nine
(99) Units, such that the aggregate outstanding Units for both governance and financial rights purposes will be owned as follows:

                      Dynamic          100 Units
                      ACS2             100 Units

    4.4 No Interest On or Right to Withdraw Capital. No holder of Financial Rights shall have the right to demand the return of, or otherwise withdraw, the Capital Contribution associated with such person's Financial Rights, or to receive any specific property of the Company, except as specifically provided in this Agreement. Except as expressly provided for in Section 12.3 of this Agreement, no holder of Financial Rights shall have the right to demand and receive property other than cash in return for the Capital
Contributions associated with such Financial Rights. No holder of Financial Rights shall have the right to any interest on Capital
Contributions.
     4.5 Capital Accounts. The Company shall maintain for each holder of Financial Rights a Capital Account in accordance with section 1.1.5 of this Agreement.

                            ARTICLE V
                   PROFITS, LOSSES & CASH FLOW

     5.1 Allocation of Profits. After giving effect to the special allocations set forth in sections 5.3 and 5.4 hereof, Profits for any fiscal year or other shorter period shall be allocated among holders of Financial Rights in accordance with their respective Percentage Financial Interests.
     5.2 Allocation of Losses. After giving effect to the special allocations set forth in sections 5.3 and 5.4 hereof, Losses for any fiscal year or other shorter period shall be allocated among holders of Financial Rights in accordance with their respective Percentage Financial Interests.


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                                11

       5.2.1 Losses allocated pursuant to section 5.2 hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any person to have an Adjusted Capital Account Deficit at the end of any fiscal year. In the event some but not all of the holders of Financial Rights would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to section 5.2, the limitation set forth in this subsection 5.2.1 shall be applied on a person by person basis so as to allocate the maximum permissible Loss to each holder of Financial Rights under section 1.704-1(b)(2)(ii)(d) of the Regulations.
     5.3 Special Allocations. The following special allocations shall be made in the following order:
       5.3.1 Minimum Gain Chargeback. Except as otherwise provided in section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain during any Company fiscal year or other shorter period, each holder of Financial Rights shall be specially allocated items of Company income and gain for such year or other shorter period (and, if necessary, subsequent years) in an amount equal to such person's share of the net decrease in Company
Minimum Gain, determined in accordance with Regulations section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each holder of Financial Rights pursuant thereto. The items to be so allocated shall be determined in accordance with sections 1.704-(f)(6) and 1.704-2(j)(2) of the Regulations. This section 5.3.1 is intended to comply with the minimum gain chargeback requirement in section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.
       5.3.2 Partner Minimum Gain Chargeback. Except as otherwise provided in section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Article V except section 5.3.1, if there is a net decrease in Partner Nonrecourse
Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Company fiscal year or other shorter period, each holder of Financial Rights who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such year or other shorter period (and, if necessary, subsequent years) in an amount equal to such person's share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each holder of

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                                  12

Financial Rights pursuant thereto. The items to be so allocated shall be determined in accordance with sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This section 5.3.2 is intended to comply with the minimum gain chargeback requirement in section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.
        5.3.3	Qualified Income Offset. In the event any
holder of Financial Rights unexpectedly receives any adjustments, allocations, or distributions described in Regulations section
1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-
1(b)(2)(ii)(d)(6), items of income and gain shall be specially allocated to each such person in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted
Capital Account Deficit of such person as quickly as possible, provided that an allocation pursuant to this section 5.3.3 shall be made if and only to the extent that such person would have an
Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this section 5.3.3 were not in the Agreement.
       5.3.4	Gross Income Allocation. In the event any
holder of Financial Rights has a deficit Capital Account at the end of any Company fiscal year or other shorter period that is in excess of the sum of (i) the amount, if any, such person is obligated to restore, and (ii) the amount such person is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5), each such person shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this section 5.3.4 shall be made if and only to the extent that such person would have a deficit
Capital Account in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if section 5.3.3 hereof and this section 5.3.4 were not in the Agreement.
       5.3.5  Nonrecourse Deductions. Nonrecourse
Deductions for any fiscal year or other shorter period shall be specially allocated among the holders of Financial Rights in accordance with their respective Percentage Financial Interests.
       5.3.6  Partner Nonrecourse Deductions. Any Partner
Nonrecourse Deductions for any fiscal year or other shorter period shall be specially allocated to the holder of Financial Rights who bears the economic risk of loss with respect to the Partner
Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations section 1.704-2(i)(1).


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                                    13

       5.3.7  Code Section 754 Adjustments. To the extent
an adjustment to the adjusted tax basis of any Company asset pursuant to Code section 734(b) or 743(b) is required, pursuant to Regulations section 1.704-1(b)(2)(iv)(m)(2) or 1.704-
1(b)(2)(iv)(m)(4), to be taken into account in determining Capital
Accounts as the result of a distribution to a holder of Financial
Rights in complete liquidation of such Financial Rights, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset)
or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the holders of Financial
Rights in accordance with their interests in the Company in the event that Regulations section 1.704-1(b)(2)(iv)(m)(2) applies, or to the persons to whom such distribution was made in the event that Regulations section 1.704-1(b)(2)(iv)(m)(4) applies.
       5.3.8	Imputed Interest. To the extent the Company
has Federal taxable interest income with respect to any promissory note pursuant to section 483 or sections 1271 through 1288 of the
Code:
         5.3.8.1  Such interest income shall be specially
allocated to the holder of Financial Rights to whom such promissory note relates; and
         5.3.8.2 The amount of such interest income shall be excluded from the Capital Contributions credited to the Capital
Account of such holder of Financial Rights in connection with payments of principal with respect to such promissory note.
     5.4 Curative Allocations. The allocations set forth in sections 5.2.1, 5.3.1, 5.3.2, 5.3.3, 5.3.4, 5.3.5, 5.3.6 and 5.3.7
hereof (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this section 5.4. Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Members shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, the Capital Account balance of each holder of Financial Rights is, to the extent possible, equal to the Capital Account balance such person would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to sections 5.1, 5.2, 5.3.8, and 5.5. In exercising its discretion under this section 5.4, the Members shall take into account future Regulatory Allocations under sections 5.3.1 and 5.3.2 that, although not yet

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                                   14

made, are likely to offset other Regulatory Allocations previously made under sections 5.3.5 and 5.3.6.
     5.5  Other Allocation Rules.
       5.5.1  Basis for Determining Profits or Losses. For
purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as
determined by the Members on a consistent basis using any
permissible method under Code section 706 and the Regulations thereunder.
       5.5.2  Distributions of Cash Treated as Proceeds
from Nonrecourse Liability or Partner Nonrecourse Debt.  To the
extent permitted by section 1.704-2(h)(3) of the Regulations, the
Members shall endeavor to treat distributions of cash as having been made from the proceeds of a Nonrecourse Liability or a
Partner Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any holder of Financial Rights.
       5.5.3  Allocations of Items Not Otherwise Allocated.
Except as otherwise provided in this Agreement, all items of
Company income, gain, credit, loss, deduction, and any other allocations not otherwise provided for shall be divided among the holders of Financial Rights in the same proportions as they share
Profits or Losses, as the case may be, for such fiscal year or other shorter period.
        5.5.4  Allocations Binding. The Members and holders
of Financial Rights are aware of the income tax consequences of the allocations made by this Article V and hereby agree to be bound by the provisions of this Article V in reporting their respective shares of Company income and loss for income tax purposes. The
Members and holders of Financial Rights further intend that, pursuant to Regulations section 1.704-1(b)(3), the respective interests in the Company of the holders of Financial Rights are equal to the respective Percentage Financial Interests of such person for purposes of complying with section 704(b) of the Code.
      5.6	Tax Allocations: Code Section 704(c). In accordance with
Code section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the holders of Financial Rights so as to take account of any variation between the adjusted basis of such property to the Company for Federal income tax purposes and its initial Gross
Asset Value.

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                                 15

     5.7  Allocations with Respect to Transferred Interests.
       5.7.1  General Rule. If a Membership Interest or
Financial Rights are transferred or  increased or decreased by reason of the admission of a new Member or otherwise, during any fiscal year or other shorter period of the Company, Profits or
Losses and any other item of income, gain, loss, deduction or credit of the Company for such fiscal year or other shorter period shall be allocated among the holders of Financial Rights in accordance with their varying respective Percentage Financial Interests that they had from time to time during such fiscal year or other shorter period in accordance with Code section 706(d).
       5.7.2	Accounting Convention. For convenience in
accounting, the Company may, to the extent permitted by law, treat a transfer of a Membership Interest or Financial Rights, or an increase or decrease of a holder of Financial Rights' Percentage Financial Interest, that occurs at any time during a month (commencing with the month including the date of this Agreement) as having been consummated on the first day of that month, regardless of when during that month the transfer, increase or decrease actually occurs, or adopt such other convention as the Members may lawfully select.
       5.7.3 Sale or Other Disposition of All Assets. Notwithstanding anything in section 5.7 to the contrary, gain or loss of the Company realized in connection with the sale or other disposition of all or substantially all the Company's assets
(other than in the usual or regular course of the Company's business) and/or the liquidation of the Company shall be allocated only to holders of Financial Rights who own interests on the date such transaction occurs.
     5.8 Allocation Definitions. As used in this Agreement, the following terms shall have the indicated meanings.
       5.8.1 "Adjusted Capital Account Deficit" means, with respect to any holder of Financial Rights, the deficit balance, if any, in such person's Capital Account as of the end of the relevant fiscal year or other shorter period, after giving effect to the following adjustments:
         5V.8.1.1 Credit to such Capital Account any amounts that such holder of Financial Rights is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5); and
         5.8.1.2  Debit to such Capital Account the items
described in Regulations sections 1.704-1(b)(2)(ii)(d)(4), (5) and
(6).


<PAGE 130>
                                  16

       The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.
5.8.2 "Company Minimum Gain" has the meaning set forth in Regulations sections 1.704-2(b)(2) and 1.704-2(d) for "Partnership Minimum Gain" after substituting therein the word "Company" in place of the word "Partnership."
5.8.3 "Nonrecourse Deductions" has the meaning set forth in section 1.704-2(b)(1) of the Regulations.
5.8.4 "Nonrecourse Liability" has the meaning set forth in section 1.704-2(b)(3) of the Regulations.
5.8.5 "Partner Nonrecourse Debt" has the meaning set forth in section 1.704-2(b)(4) of the Regulations.
5.8.6 "Partner Nonrecourse Debt Minimum Gain" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with section 1.704-2(i)(3) of the Regulations.
5.8.7 "Partner Nonrecourse Deductions" has the meaning set forth in sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

5.9  Distributions.

5.9.1  Distributions.  Subject to Section 5.9.4, the
Members are authorized to make distributions of cash or other property, in such amounts and at such times as the Members shall determine in its discretion, to holders of Financial Rights, allocated among them in accordance with their respective
Percentage Financial Interests; provided, however, the Company shall, to the extent of Cash Flow, distribute to each holder of Financial Rights an amount estimated by the Members to be sufficient to allow such holder of Financial Rights to pay income taxes resulting from all of the various allocations (whether regular or special) of the Company's income, gain, loss and deduction among the holders of Financial Rights pursuant to this Article V for such fiscal year or other shorter period utilizing for this purpose the then highest marginal individual Federal income tax rate in effect during such fiscal year or shorter period. Such annual minimum distributions shall be made by the fifth (5th) day preceding the earliest date
(without regard to extensions) by which any holder of Financial
Rights must file his or her Federal income tax return reporting such person's distributive share of the Company's taxable income and may be made, at the Members' discretion, in installments

<PAGE 131>
                                  17

over the twelve (12) months preceding such due date to coincide with Federal income tax estimated payments. Notwithstanding anything in this Agreement to the contrary, the Company shall not make any distributions that would render it insolvent.
5.9.2  Amounts Withheld. All amounts withheld
pursuant to the Code or any provision of state or local tax law with respect to any payment of taxes of holders of Financial
Rights or distribution to the holders of Financial Rights shall be treated as amounts distributed to them pursuant to this section 5.9 for all purposes under this Agreement.
5.9.3 Distributions in Kind. Except as expressly provided for in Section 12.3 of this Agreement, no holder of Financial Rights shall have the right to demand or receive distributions of property other than cash. Distributions in kind of Company property, in liquidation or otherwise, shall be made only with the consent of the Members and only at a value agreed to by the Members. Prior to any such distribution in kind, the difference between such agreed value and the book value of such property shall be credited or charged, as the case may be, to the holders of Financial Rights' Capital Accounts in proportion to their Percentage Financial Interests, except as may otherwise be required under Code section 704(c). Upon the distribution of such property, such agreed value shall be charged to the Capital
Accounts of the holders of Financial Rights receiving such distribution.
5.9.4 Distributions Pending Merger. During the period from the date of this Agreement to the date of consummation of the Merger, the Members will not make any distributions of cash, assets, or other properties of the company except as provided for in this Agreement.
5.10 Assignment. In the event of an assignment of a Membership Interest or Financial Rights in the Company that is permitted under this Agreement, Profits or Losses and other tax attributes shall be allocated and Cash Flow distributions shall be made to the assignee rather than to the assignor to the extent of the Financial Rights assigned. Except as otherwise provided in section 5.7.3, Profits or Losses and other tax attributes allocable to any Member or holder of Financial Rights whose Membership Interest or Financial Rights has been assigned, in whole or in part, during a fiscal year shall be allocated among the persons who were the holders of such Membership Interest or Financial Rights during such fiscal year in proportion to their respective holding periods, without separate determination of the results of Company operations during such periods in accordance with Code section
706. The Secretary of the Company shall revise Exhibit A attached hereto to reflect any such assignment and the revised Membership Interests, Governance Rights and/or Financial Rights as a result thereof.

<PAGE 132>
                             18

                        ARTICLE VI
                        MANAGEMENT

6.1 Management of Company. The management of the business and affairs of the Company shall be vested in the Members. Except where expressly provided herein to the contrary, all decisions with respect to the management of the Company shall be made by the Members and will be binding upon the Company and all Members.
6.2 Administration of the Company by the Managers. The administration of the day-to-day business and affairs of the Company is hereby delegated by the Members to at least four (4)
Managers:  a Chief Manager, a Vice Manager, an Advanced Operations
Manager, and a Dynamic Operations Manager,. The Members may also appoint such other managers, including secretaries, vice managers and treasurers, as they may deem appropriate. Except where expressly provided herein to the contrary, such decisions with respect to the administration of the Company shall be made by the Managers and shall be binding upon the Company. The Managers may delegate any or all of their responsibilities and appoint agents or attorneys in fact to act in their behalf.
6.3 Duties and Powers of the Chief Manager. Except as provided in Section 6.4, the Chief Manager shall carry out the day-to-day management and operations of the Company in accordance with the directions, and subject to the review, of the Members and shall have such other duties and responsibilities as prescribed by the Act. Notwithstanding the foregoing and except as provided in
Section 6.4, the Chief Manager shall have the authority, power and discretion to make decisions and to take actions in the ordinary course of business of the Company that the Chief Manager deems reasonably necessary in light of the Company's business and objectives, consistent with the Articles, this Agreement and the actions and/or resolutions of the Members.
6.4 Day to Day Management. The day to day management and operation of the geriatric psychiatric health care businesses carried on by the Dynamic Subsidiaries will be carried out by Advanced pursuant to this Section 6.4.
6.4.1 Standard of Management Services. Advanced will supervise all day to day management and operations activities, with the assistance of the staff of the Dynamic Subsidiaries, to ensure that the geriatric psychiatric health care businesses are carried on by the Dynamic Subsidiaries in the ordinary course of the businesses of the Dynamic Subsidiaries in a manner consistent with prior practices.

<PAGE 133>
                                  19

6.4.2 Consideration. In consideration of Advanced providing the management and operation services as contemplated in this Section 6.4, the Dynamic Subsidiaries will pay to Advanced a fee equal to $7,000 per month, payable in advance, provided that the fee will be pro-rated for any portion of a month in which the services are provided. In addition, the Dynamic Subsidiaries will reimburse Advanced for the reasonable expenses incurred by Advanced and paid to arms-length parties in providing the management and operations services, provided that the reimbursable expenses will be limited to a maximum of $6,000 per month and provided further Advanced shall not be obligated to incur such expense, it being agreed that the Advanced Subsidiaries shall bear their own operating expenses. The Dynamic Subsidiaries may, in their sole discretion, defer such monthly payments until June 30, 1999, upon which date all accrued sums shall be immediately payable and all subsequent monthly payments shall be made in advance; provided, however, that such obligation shall be forgiven if the Merger is completed on or before June 30, 1999. Notwithstanding anything else contained herein, the $30,000 in management fees and up to $24,000 of reimbursable expenses due to Advanced under that certain Interim Management Contract dated December 7, 1998 shall be paid in full on or before April 1, 1999.

6.4.3  Key Management Decisions.   Dynamic, through
the Dynamic Operations Manager, will retain control over and will continue to assume all responsibility for all key management decisions of the Dynamic Subsidiaries. Advanced will make recommendations to Dynamic and the Dynamic Operations Manager for all key management decisions, provided that Dynamic and the Dynamic Operations Manager will not be bound to carry out any recommendation of Advanced. Advanced will carry out all management directions made by Dynamic, provided they are within the scope of this Section 6.4.
6.4.4  Coordination of Management and Operational
Activities. Advanced will coordinate all management and operational activities through the Dynamic Operations Manager.
Advanced will keep Dynamic and the Dynamic Operations Manager fully apprised of all management and operation activities conducted by Advanced.
6.4.5 Agency. Advanced will not be the agent of Dynamic or the Dynamic Subsidiaries and will have no authority to bind or to enter into agreements on behalf of Dynamic or the Dynamic Subsidiaries without prior written approval of the Dynamic Operations Manager. Advanced will at all times be an independent, arms-length contractor of Dynamic.

6.4.6  Indemnification.  Dynamic will indemnify
Advanced and its subsidiaries, employees, officers, directors and representatives for any loss, claim or expense incurred by

<PAGE 134>
                                  20

Advanced or any of its subsidiaries, employees, officers, directors and representatives as a result of a claim against Advanced or its subsidiaries, employees, officers, directors and representatives as a result of providing the management and operational services, provided that Advanced has acted in good faith and in accordance with its obligations pursuant to this Section 6.4.
6.4.7  Advanced Subsidiaries Operations.  The
Advanced Operations Manager will retain control over the business of the Advanced Subsidiaries and will carry out the day to day management and operations of the Advanced Subsidiaries subject to the terms and conditions of this Agreement.
6.5  Duties and Powers of the Vice Manager.  If appointed, the
Vice Manager shall perform those duties requested by the Chief
Manager.  In the case of the death or absence of the Chief
Manager, or of his inability for whatever reason to perform his duties as Chief Manager, the Vice Manager shall assume such duties on a temporary basis.
6.6 Duties and Powers of the Secretary. If appointed, the Secretary shall have the following duties and powers: (a) maintain accurate membership records for the Company including all records required by the Act; (b) maintain records and minutes of all meetings of the Members; (c) receive and maintain all notices sent to the Company; and (d) execute all contracts, documents, certificates and other instruments on behalf of the Company where two signatures are required, or by himself where the Chief Manager or Vice Manager is unavailable. Except as otherwise expressly directed by the Members or the Act, the Secretary shall have no other duties or powers.

6.7 Duties and Powers of the Treasurer. If appointed, the Treasurer shall keep an account of all monies received and expended by the Company, shall make distributions to Members pursuant to the terms hereof, shall oversee audits of the Company's financial records and perform those duties requested by the Chief Manager and Members.
6.8 Direction and Approval by Members. Notwithstanding the provisions of Sections 6.1 through 6.7, the Members may, at any time, direct the Managers to undertake and perform any lawful act that is consistent with the terms of this Agreement and the provisions of the Act; provided, however, that prior to the consummation of the Merger of ACS2 as completed by the execution of the Merger Agreement, the Members can only exercise such powers upon unanimous consent. The Members shall have no right or authority to cancel, set aside, reduce or diminish any lawful contract, agreement or obligation previously made or undertaken by the Managers on behalf of the Company.

6.9 Election, Withdrawal and Removal of Managers. Prior to the consummation of the merger of ACS2 into DAC as contemplated under the Merger Agreement (the "Merger"), ACS2

<PAGE 135>
                                  21

shall have the sole responsibility of appointing, removing or replacing the Advanced Operations Manager, Dynamic shall have the sole responsibility of appointing, removing or replacing the Dynamic Operations Manager and the Members shall mutually appoint, remove or replace the Chief Manager, Vice Manager and any other secretary, treasurer or other Manager. ACS2 initially appoints Andrew Miller as Advanced Operations Manager, Dynamic initially appoints Clay Deardorf as Dynamic Operations Manager, and the Members initially appoint Kevin Lee as Chief Manager and Jan Wallace as Vice Manager. After the consummation of the Merger, the Members may, by unanimous consent, at any time appoint additional or substitute Managers. The Members may, at any time and without cause, remove and replace any one or more of the Managers; provided; however, that a Manager may be removed only upon the affirmative vote of the Members holding a majority of the Governance Rights at the time such removal is proposed. The Members may eliminate any Manager position other than that of the Chief Manager, Advanced Operations Manager, and Dynamic Operations Manager. Any Manager may, at any time and upon thirty (30) days prior written notice to the Members, resign as a Manager, but such resignation shall not affect his status, if any, as a Member.
6.10 Compensation of Managers. Except as may be expressly provided for herein or hereafter approved by the Members, no payment will be made by the Company to any Manager for the services of such Manager or any affiliate, partner or employee of the Manager.
6.11 Standard of Conduct. Each Manager shall discharge and perform his duties and responsibilities under this Agreement in accordance with the general standards of conduct prescribed by the Act. No Manager shall be required to perform in accordance with or adhere to any standard other than that prescribed by the Act.
6.12 Action of Members. Except as expressly provided in this Agreement, any vote, determination, consent, approval or action by the Members required or allowed under the terms of this Agreement shall be undertaken only upon the affirmative unanimous vote of Members holding a majority of the Governance Rights of the Members. Any such vote, determination, consent, approval or action may be taken and evidenced by written consent. Each Member that is not a natural person shall, from time to time, appoint in writing one representative who shall have the full power and authority to act on behalf of such Member with respect to the making or giving of any vote, determination, consent, approval or other action by such Member required or allowed under the terms of this Agreement.
Each such written appointment shall be delivered to the Chief
Manager

<PAGE 136>
                                  22

and shall not be effective until the time of actual delivery. Any Member may at any time change any such appointment by delivering a new written instrument to the Chief Manager. Notwithstanding anything contained herein to the contrary, any vote, determination, consent, approval or action by the Members required or allowed under the terms of this Agreement, other than the appointment of Managers pursuant to Section 6.8, prior to the consummation of the Merger, shall be undertaken only upon the unanimous approval of all of the Members.
6.13 Liability of Managers and Employees. No Manager, employee or agent of the Company shall have any personal liability or obligation for the acts, debts, liabilities or obligations of the Company, whether such arise in contract, tort or otherwise, by virtue of his status as a Manager, employee or agent of the Company.
6.14  Consent of Members to Certain Actions.
Notwithstanding anything in this Agreement to the contrary, following consummation of the Merger, the Company shall not take any of the following actions without the affirmative vote of Members holding at least two-thirds (2/3) of the total Governance Rights in the Company:
6.14.1 Sell all or substantially all of the property owned by the Company in a single transaction or in a series of related transactions not in the ordinary and usual course of the Company's business;
6.14.2 Merge with or into one or more entities not wholly-owned by the Company, excluding the Merger;
6.14.3 Dissolve the Company, except as anticipated under the Contribution Agreement or Merger Agreement if the Merger is not timely consummated;
6.14.4 Acquire or dispose of property, including real property, securities, instruments, notes and other investments, from or to any person outside of the ordinary course of business in an amount greater than $50,000;
6.14.5 Borrow any money in an amount greater than $50,000 for the Company or its subsidiaries from banks or other lending institutions outside of the ordinary course of business as presently conducted or the granting of any security interests in the assets of the Company to secure repayment of any borrowed sums;
6.14.6  Enter into of any contract in an amount
payable greater than $50,000 on behalf of the Company or its subsidiaries which is outside of the ordinary course of the business as carried on as of the date of this Agreement;

<PAGE 137>
                                  23

6.14.7  Make any assignment for the benefit of
creditors of the Company, file a voluntary petition in bankruptcy, or appoint a receiver for the Company;
6.14.8  Commence, settle, dismiss or defend any
lawsuit or other judicial or administrative proceeding brought by or on behalf of or against the Company or its subsidiaries; or
6.14.9 Terminate, amend, or enter into any contract on behalf of the Company or its subsidiaries where the term of the contract is greater than three months or where the amount payable to the Company pursuant to the contract is greater than $50,000.
As noted in Section 6.11, prior to consummation of the Merger, the Company shall only take any of the foregoing actions with the unanimous consent of all Members.
6.15  Additional Duties and Obligations of the Managers.
The Managers shall cause the Company to conduct its business and operations such that the Dynamic Subsidiaries and the Advanced
Subsidiaries will be kept separate and apart from each other, unless and until all shares have been released from escrow pursuant to that certain Escrow Agreement referenced in the Merger Agreement including, without limitation, (i) segregating the funds, business operations, and assets of each of the Dynamic Subsidiaries and the Advanced Subsidiaries and not allowing business operations, funds, or other assets of the Dynamic Subsidiaries and the Advanced Subsidiaries to be commingled with the business operations, funds, or other assets of, held by, or registered in the name of, the other, (ii) maintaining books and financial records of the Dynamic Subsidiaries and the Advanced Subsidiaries separate from the books and financial records of the other and, in each case, in a manner consistent with past practice for such operations and in accordance with generally accepted accounting principles as established in the United States, and observing all corporate procedures and formalities for each of the Dynamic Subsidiaries and the Advanced
Subsidiaries, including, without limitation, maintaining company minutes and acting only pursuant to due authorization of the respective shareholders, (iii) causing the Dynamic Subsidiaries and the Advanced Subsidiaries to segregate their respective liabilities and to pay such liabilities from their respective assets, (iv) causing the Dynamic Subsidiaries and the Advanced Subsidiaries to conduct their dealings with third parties in their own names and as separate and independent entities, and (v) causing the Dynamic
Subsidiaries and the Advanced Subsidiaries to maintain their separate corporate existences without amendment to the Articles, Bylaws, or other charter documents of any subsidiaries.

6.16 Limitations on Distributions. The Members will ensure that neither of the Dynamic Subsidiaries nor any of the Advanced Subsidiaries will make any distribution of the funds, assets,

<PAGE 138>
                                  24

or property of the Dynamic Subsidiaries or the Advanced
Subsidiaries by way of dividend or other distribution during the period from the date of this Agreement to the date of consummation of the Merger unless authorized by unanimous consent of the Members; provided, however, that if the Merger has not been consummated on or before June 30, 1999, The Dynamic Subsidiaries shall be authorized to pay from their funds directly to Dynamic the amount necessary to make the minimum payment currently due under the Dynamic 7.5% Convertible Notes. Dynamic hereby indemnifies and will hold ACS2, Inc. harmless from any tax liabilities or obligations arising from such payments. Any funds required by the Company for its operations will be advanced equally by the Dynamic Subsidiaries and the Advanced Subsidiaries to the Company as a loan during the period from the date of this Agreement to the date of consummation of the Merger. Any such loans shall be adequately documented. In the event of dissolution of the Company as a result of the failure of consummation of the Merger, the loans by each of the Dynamic Subsidiaries and the Advanced Subsidiaries to the Company to fund the operational expenses of the Company will be forgiven.

     ARTICLE VII
     MEMBER MEETINGS, VOTING RIGHTS & OTHER ACTIVITIES

7.1 Annual Meeting. An annual meeting of the Members shall be held at such time and place, either within or without the State of Nevada, as designated by the Members. At such annual meeting, the Managers shall be elected and any other proper business may be conducted. Members do not have the right to cumulate their votes for Managers.

7.2  Calling Meetings and Notice.  A meeting of the
Members of the Company may be called by any two (2) Managers, the Chief Manager, or Members holding Governance Rights having at least fifteen percent (15%) of the total Governance Rights voting power of all Members. The person or persons having authority to call a meeting of the Members may call the meeting by giving written notice of demand for such meeting to every Member entitled to vote on the matters to be considered at such meeting or by giving written notice of demand to the Secretary, who shall in turn give such notice to every Member entitled to vote on the matters to be considered, with such notice being at the expense of the Company and the same being given within seven (7) days after receipt of the notice of demand. Regardless of who calls the meeting, the notice must be given no fewer than ten (10) days nor more than sixty (60) days before the meeting date. The notice must contain the date, time and place of the meeting, and it must contain a statement of the purposes of the

<PAGE 139>
                                  25


meeting (unless it is a notice of an annual meeting, in which event the notice need not contain a statement of the purposes of the meeting). Unless all Members entitled to vote on the matters to be considered and all Members entitled to receive notice of a particular meeting agree to the holding of a meeting at another place, all meetings of the Members shall be held in the county in which the principal executive office is located or, if there is no such principal executive office, in the county in which the registered office is located. Notwithstanding the foregoing, all Members, parties to contribution agreements and parties to contribution allowance agreements shall be entitled to receive notices of the annual meetings of the Members and notices of all meetings of the Company called for the purpose of considering any of the actions enumerated in section 6.13 hereof. A conference among Members by any means of communication through which the participants may simultaneously hear each other during the conference constitutes attendance at the meeting in person or by proxy if all the other requirements for a meeting are met.
7.3 Quorum Requirements for Meetings. Except as otherwise provided in the Act, Members holding, for Governance
Rights purposes, a majority of the Units entitled to vote at a meeting shall constitute a quorum for the transaction of business.
Once a Membership Interest is represented at a meeting for any purpose, it is deemed to be present for quorum purposes for the remainder of that meeting and for any adjournment thereof unless a new record date is or must be set for that adjourned meeting. A meeting may be adjourned, and notice of any adjourned meeting is not necessary if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken.
7.4  Voting. For Governance Rights purposes, each full
Unit shall entitle the Member holding such Unit to one (1) vote and each fractional Unit shall entitle the Member holding such fractional Unit to an equivalent fractional vote. Except where this Agreement, the Act, or the Articles require a larger proportion, the Members entitled to vote shall take action on an item of business by the affirmative vote of the Members holding a majority of the voting power present and entitled to vote on that item of business at a meeting at which a quorum is present.
7.5 Action Without a Meeting. Action required or permitted to be taken at a meeting of the Members may be taken on written consent without a meeting. To do so, a written waiver of acting at a meeting entered into following consummation of the Merger must be signed by Members holding at least three-fourths
(3/4) of the voting power, for Governance Rights purposes, of all Members entitled to vote on the particular matter that is the subject of the action, and a written consent must be signed by Members with voting power at least equal to the percentage that Would

<PAGE 140>
                                  26

be required to take the same action at a meeting of the
Members at which all Members are present.   Prior to consummation
of the Merger, all Members must sign the above-described waiver. The written waivers and written consents may be evidenced by one
(1) or more instruments evidencing the same, which may be executed in counterparts, all of which shall be delivered to the Secretary for inclusion in the records of the Company.

     ARTICLE VIII
     INDEMNIFICATION AND ELIMINATION OF LIABILITY

8.1  Indemnification of Managers, Employees and Agents.
8.1.1 The Company agrees to indemnify each Manager and each Manager's members, partners, employees and affiliates (each, an "Indemnitee") to the fullest extent permitted by law and to save and hold them harmless from and in respect of all (a) reasonable fees, costs, and expenses paid in connection with or resulting from any claim, action, or demand against an Indemnitee that arises out of or in any way relates to the Company, its properties, business, or affairs and (b) such claims, actions, and demands and any losses or damages resulting form such claims, actions, and demands, including amounts paid in settlement or compromise (if recommended by attorneys for the Company) of any such claim, action or demand; provided, however, that this indemnity shall not extend to (i) conduct not undertaken in good faith to promote the interests of the Company or (ii) conduct which is reckless, intentionally wrongful or grossly negligent. In addition to the indemnification conferred in this section 8.1, the Indemnitee shall also be entitled to have paid directly by the Company the expenses reasonably incurred in defending any such proceeding against such Indemnitee in advance of its final disposition, to the fullest extent not prohibited by the Act, as the same exists or may hereafter be amended. The right to indemnification conferred in this section 8.1 shall be a contract right.
8.1.2 The Company may, by action of the Managers, provide indemnification to such of the officers, employees and agents of the Company to such extent and to such effect as the Managers shall determine to be appropriate and authorized under the Act, as the same exists or may hereafter be amended.
8.1.3  The rights and authority conferred in this
section 8.1 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, agreement, or otherwise.

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                                  27

8.1.4  The Company may purchase and maintain
insurance on behalf of one or more Indemnitees and other persons against any liability which may be asserted against, or expense which may be incurred by, any such person in connection with the Company's activities, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Agreement.
8.2 Elimination of Liability. A Manager's personal liability to the Company and its Members for breach of fiduciary duty is hereby eliminated to the fullest extent permitted by the Act, as the same exists or may hereafter be amended.

     ARTICLE IX
     FISCAL MATTERS

9.1 Books and Records. Full and accurate books and records of the Company (including, without limitation, all information and records required by the Act) shall be maintained at its principal executive office or at such other place or places within the United States designated by the Members.
9.2 Fiscal Year. The fiscal year of the Company shall end on June 30 of each year or as otherwise required by the Code.
9.3 Financial Statements. The Company shall annually prepare or have prepared financial statements, which shall include a balance sheet and an income statement
9.4 Income Tax Reports. Within seventy-five (75) days after the end of each fiscal year, the Company shall prepare and deliver to each holder of Financial Rights all information necessary for the preparation of the such person's Federal, state and local income tax returns.

9.5 Bank Accounts. All funds of the Company shall be deposited in its name at banks or other financial institutions approved by the Members, in such checking and savings accounts or time deposits or certificates of deposit as shall be approved by the Members.
9.6  Tax Matters Partner.  The Members shall designate one
Member to serve as the Tax Matters Partner ("TMP") as such is defined in Code section 6231(a)(7). The Members initially appoint ACS2. Upon the failure of the Members to so designate the TMP, the Chief Manager, provided he or she is then a Member, shall serve as the TMP. The TMP shall perform all duties and responsibilities imposed upon him or her, and shall have all powers granted, by the Code and Regulations.

<PAGE 142>
                                  28

9.7 Tax Election Under Code Section 754. Upon the transfer of a Membership Interest or Financial Rights in the Company or the distribution of property to a holder of Financial Rights, the Members, at their discretion, may, but are not required to, file an election pursuant to section 754 of the Code to adjust the basis of Company property under Code section 734(b) and 743(b).

     ARTICLE X
     TERMINATION & ADMISSION OF MEMBERS

10.1  No Right to Withdraw.  No Member or holder of Financial
Rights shall have the right to withdraw as a Member of the Company or otherwise have his or her Membership Interest or Financial
Rights in the Company redeemed by the Company except upon the affirmative vote of Members holding two-thirds (_) of the Governance Rights; provided, however, that prior to consummation of the Merger, no Member or holder of Financial Rights may withdraw as a Member or assign or otherwise transfer (by operation of law or otherwise) any Governance or Financial Rights except pursuant to the Merger or with the unanimous consent of Members. Upon the approval by the Members of the withdrawal of a Member or holder of Financial Rights and the redemption of his or her Membership
Interest or Financial Rights, the interest of such person in the Company shall terminate and the Company shall pay to said Member or holder of Financial Rights in exchange for said person's entire interest in the Company an amount equal to said person's Capital Account after all Capital Accounts have been adjusted to reflect a revaluation of the Company's property then on the financial books of the Company in accordance with Regulation section 1.704-1(b)(2)(iv) or such other amount as may be agreed upon by the Members and said person, which amount shall be paid upon such terms and conditions as agreed upon by the Members and the withdrawing Member or holder of Financial Rights; provided, however, if no such agreement can be reached, said amount shall be paid in equal annual installments over a period of ten (10) years with interest, compounded annually, accruing on the unpaid balance at an annual rate equal to the prime rate published in the Wall Street Journal on the date the unsecured promissory note evidencing such indebtedness is executed, which interest shall be due and payable annually.

10.2 Expulsion. The Company shall not have the power to expel a Member.

10.3 Termination of Membership Interest. A Member's continued membership in the Company shall terminate upon (i) the Member's death, (ii) the Member's withdrawal from the Company, (iii) the assignment or other disposition of all of the Member's Governance Rights, (iv)

<PAGE 143>
                                  29

the Member's filing of a voluntary petition in bankruptcy, (v) the Member's adjudication of bankruptcy, (vi) the Member's dissolution, liquidation, termination or other cessation of existence, (vii) the transfer, encumbrance or other disposition, or the attempted transfer, encumbrance or other disposition, of any part of his or her Membership Interest or Financial Rights in breach of this Agreement, or (viii) the occurrence of any other event that terminates the continued membership of the Member in the Company under this Agreement or at law. Upon the termination of a Member's membership in the Company, such Member shall cease to have any Governance Rights in the Company and shall be treated as an assignee of the Financial Rights, if any, owned by such Member immediately prior to the termination of such membership.
Notwithstanding anything in the Act to the contrary, no Member whose membership interest is terminated shall be entitled to receive any amount in exchange for his or her interest in the Company except as otherwise provided in this Agreement.
10.4  Admission of New Members Upon Issuance of Additional
Units.  After the admission of the initial Members, additional
Units may be issued at such time, for such Capital Contributions, and upon such other terms and conditions as the Members shall, in their discretion, determine. The Secretary of the Company shall revise Exhibit B attached hereto to reflect the issuance of additional Units, the admission of new Members and the revised
Membership Interests, Governance Rights and/or Financial Rights as a result thereof.
10.5  No Preemptive Rights.  Notwithstanding anything in this
Agreement or the Articles to the contrary, the Members shall have no preemptive rights.

     ARTICLE XI
     TRANSFERS OF INTERESTS IN THE COMPANY


11.1 Required Consent to Transfer. Except as otherwise provided in section 10.1, 11.2 or 11.3, no Member or holder of Financial Rights shall have the right to voluntarily sell, assign, transfer, alienate, mortgage, pledge or otherwise dispose of or encumber all or any part of his or her Membership Interest, Governance Rights, or Financial Rights to any person or entity without the affirmative vote of Members holding at least two-thirds (2/3) of the Governance Rights; provided, however, that prior to the consummation of the Merger no Member or holder of Financial Rights may assign or otherwise transfer, deposit or encumber (by operation of law or otherwise) any of its Membership Interest, Governance Rights or Financial Rights except pursuant to the Merger or with

<PAGE 144>
                                  30

the unanimous consent of Members. Following any transfer permitted by this Article XI, the Secretary of the Company shall revise Exhibit A attached hereto to reflect the admission of new Members and/or the revised Membership Interests, Governance Rights and/or Financial Rights as a result thereof.

11.2 Certain Permitted Transfers of Financial Rights. Without the necessity of the consent of any Member, but subject to the provisions of section 11.4, a Member or holder of Financial Rights may transfer all or any portion of his or her Financial Rights to any person, upon written notice to the Company specifying the Financial Rights transferred and the name and address of the transferee.
11.3 Right of First Refusal. No Member shall have the right to voluntarily sell, assign, transfer, alienate, mortgage, pledge or otherwise dispose of or encumber all or any part of his or her Membership Interest or Governance Rights (other than Financial
Rights pursuant to Section 11.2) to any person or entity (other than to the Company pursuant to Section 10.1) without said Member
(the "Transferor") first offering to sell such interest (the
"Offered Interest") to the Company as follows:
11.3.1  The Transferor shall deliver written notice
("Notice of Proffered Sale") to the Company, which notice shall include the name of the prospective transferee and the price and terms upon which such assignment or other disposition is to be made.
11.3.2 The Company shall have an option to purchase the Offered Interest at the price and on the terms set forth in the Notice of Proferred Sale, which option shall be exercisable within thirty (30) days following the receipt of said Notice by giving written notice of acceptance of such offer ("Notice of Acceptance") to the Transferor.
11.3.3 The Members shall determine whether or not the Company shall decline to exercise its option or accept exercise its option and provide the Notice of Acceptance.
11.3.4 If the Company declines to accept the Notice of Proffered Sale within said thirty (30) day period, the Transferor may consummate the proposed assignment or other disposition of the Offered Interest to the prospective transferee upon the terms and conditions stated in the Notice of Proffered
Sale; provided, however, if the proposed assignment or other disposition is not consummated within ninety (90) days after the close of the thirty (30) day period referenced in section 11.3.2, the Transferor shall have no right to transfer the Offered
Interest without again offering to the Company the option to purchase said Offered Interest as provided in this section 11.3.
11.4  No Termination of Company for Tax Purposes.
Notwithstanding anything in this Article XI to the contrary, in no event may a Member or holder of Financial Rights transfer or

<PAGE 145>
                                  31

assign all or any part of such person's Membership Interest or Financial Rights in the Company, be admitted to the Company, or withdraw from the Company if such action would result in a sale or exchange of fifty percent (50%) or more of the total interest in the capital and profits of the Company within a twelve (12) month period such that the Company would be considered as terminated under section
Code 708 without the prior affirmative vote of Members holding three-fourths (3/4) of the Governance Rights.

     ARTICLE XII
     DISSOLUTION, TERMINATION & WINDING UP

12.1 Dissolution of Company. The Company shall be dissolved and its affairs wound up upon the unanimous vote of the Members, or as may be otherwise required by law. Notwithstanding any provision to the contrary, the Company shall be dissolved without notice to or action by any member in the event that the closing of the Contribution Agreement is not consummated by March
31, 1999 or the Merger is not consummated by December 15, 1999 provided that such dates may be extended by the unanimous written consent of the members. The Company shall be terminated when the winding up of Company affairs has been completed following dissolution.
12.2 Winding Up Affairs on Dissolution. Upon dissolution of the Company, the Members or the other persons required or permitted by law to carry out the winding up of the affairs of the Company shall promptly notify all Members of such dissolution; shall wind up the affairs of the Company; shall prepare and file all instruments or documents required by law to be filed to reflect the dissolution of the Company; and, after paying or providing for the payment of all liabilities and obligations of the Company, shall distribute the assets of the Company as provided by the terms of this Agreement.
12.3 Distribution Upon Pre-Merger Dissolution. Upon dissolution of the Company prior to consummation of the Merger, the Company shall:
12.3.1 First, pay all outstanding liabilities and expenses of the Company;
12.3.2 Transfer the legal and beneficial ownership of the Dynamic Subsidiaries to Dynamic and the Advanced
Subsidiaries to ACS2; and
12.3.3  Distribute  any remaining assets of the
Company to the Members in accordance with their proportional financial rights.

<PAGE 146>
                                  32

12.4 Distribution Upon Post-Merger Dissolution. Upon dissolution of the Company and the sale of its assets at any time after consummation of the Merger, the proceeds of such sale of the assets of the Company shall be allocated as set forth below:
12.4.1 First, to pay all outstanding liabilities and expenses of the Company;
12.4.2  Second, to establish such reserves for
unknown or contingent liabilities as the Members may determine;
and
12.4.3  The balance, if any, to the holders of
Financial Rights, in accordance with their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.
12.5  Waiver of Right to Partition and Decree of
Dissolution. As a material inducement to each Member to execute this Agreement and except as expressly provided in this Agreement, each Member covenants and represents to each other Member that during the existence of the Company, no Member, nor such Member's heirs, personal representatives, administrators, successors, transferees or assigns, will attempt to make any partition of any Company assets whether now owned or hereafter acquired, and each Member waives all rights of partition provided by statute or principles of law or equity, including partition in kind or partition by sale. The Members agree that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in a court to dissolve the Company. The Members agree that there are fair and just provisions for payment and liquidation of the interest of any Member, and fair and just provisions to prevent a Member from selling or otherwise alienating such Member's Membership Interest in the Company. Accordingly, each Member hereby waives and renounces such Member's right to such a court decree of dissolution or to seek the appointment by court of a liquidator or receiver for the Company.
12.6 Non-Competition. In the event of the dissolution of the Company pursuant to 12.1 as a result of the failure of the parties to consummate the Merger by December 15, 1999, unless such date is extended by mutual agreement of the parties, each of Dynamic and ACS2 will not directly or indirectly alone or in conjunction with any other individual, firm or corporation, association or other entity, whether they are acting as principal agent, director, officer, employee , shareholder or in any other capacity whatsoever, for a period of one (1) year from the date of dissolution of the Company, solicit any customer, client, or other individual or entity with whom the other party serves or contracts on the date of dissolution of the Company in a manner which could adversely affect the other party.

<PAGE 147>
                                  33

     ARTICLE XIII
     GENERAL PROVISIONS

13.1  Notices.  All notices or other communications
provided for under this Agreement or the Act shall be in writing, signed by the party giving the same, and shall be deemed properly given when personally delivered or on the earlier of actual receipt or the fifth (5th) business day after mailing if mailed by registered or certified United States mail, postage prepaid, or deposited with any other generally recognized delivery service with receipt returned and charges prepaid or billed to sender, addressed:
13.1.1  In the case of the Company, to its principal
executive office; or
13.1.2  In the case of any Member or holder of
Financial Rights, to the address set forth on Exhibit A or to such other address as such person may specify by notice to the Company.
13.2  Integration.  This Agreement embodies the entire
agreement and understanding among the Members with respect to the subject matter hereof, and supersedes all prior agreements and understandings, if any, among and between the Members relating to the subject matter of this Agreement.
13.3  Governing Law.  This Agreement and the rights of
Members and holders of Financial Rights shall be governed by and construed and enforced in accordance with the laws of the State of Nevada. The parties hereto consent to the exclusive jurisdiction and venue of the federal and state courts in Davidson County, Tennessee, with respect to any controversy arising out of this Agreement or the transaction contemplated hereby.
13.4  Severability.  In case any one or more of the
provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions herein contained and any other application thereof shall not in any way be affected or impaired.
13.5  Binding Effect.  Except as otherwise provided herein
to the contrary, this Agreement shall be binding upon, and inure to the benefit of, the Members and their respective heirs, personal representatives, administrators, successors, transferees and assigns.
13.6  Terminology.  All personal pronouns used in this
Agreement, whether used in the masculine, feminine, or neuter gender, shall include all other genders; and the singular shall
include the plural, and vice versa.   Titles of Articles and
sections are for convenience only and shall not

<PAGE 148>
                                  34

control or affect the meaning or construction of any terms or provisions of this Agreement. All references herein to Articles and sections are references to Articles and sections hereof except where such references are made to the Act, the Code or to some other specified law, regulation or instrument.
13.7 Amendment. This Agreement may be amended, modified, or supplemented only by a writing executed by each of the Members; provided, however, that the Secretary is hereby authorized and directed to amend Exhibit A to reflect changes thereto when applicable.
13.8 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation. No waiver of any provision of this Agreement will be valid unless it is in writing and signed by the party against which it is sought to be enforced.
13.9 Confidentiality. All Members acknowledge that from time to time, any Member and its employees and agents may come into possession of certain information relating to the any other Member's business operations or otherwise, which information the latter deems to be confidential and proprietary. Accordingly, the Members, for themselves and their employees and agents, hereby agree to maintain the confidentiality of all such information and to not use any such information for any purpose unless such information becomes a part of the public domain through no fault or breach by the Members, its agents or employees. In addition, each Member hereby agrees, except as required in the conduct of the business or in the discharge of the respective Member's duties and responsibilities hereunder, neither to publish or disclose, nor to authorize the publication or disclosure of, nor to permit any other person, firm, corporation or other entity within its control to public or to disclose, during or after the term of this Agreement, any private or proprietary knowledge or information concerning the Company.
13.10 No Third Party Beneficiaries. None of the provisions of this Agreement is intended by the parties, nor shall they be deemed, to confer any benefit on any person not a party to this Agreement.

<PAGE 149>
                                  35

IN WITNESS WHEREOF, the parties hereto have executed this Operating Agreement as of the date first set forth above.


DYNAMIC ASSOCIATES, INC.

By: /s/Jan Wallace
Title: President CEO


ACS2, INC.

By: /s/ Kevin D. Lee
Title: President

<PAGE 150>